Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
November 9, 2026	NYSE: NGS

NGS Reports Third Quarter 2026 Financial and Operating Results;
Increases Quarterly Dividend and Provides Updated Guidance
SOUTHLAKE, Texas, November 9, 2026 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE: NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced financial results for the three months ended September 30, 2026.
Third Quarter 2026 Highlights
•Rental revenue of $58.9 million for the third quarter of 2026, representing a 41.9% year-over-year increase and a 19.1% sequential increase compared to the second quarter of 2026.
•Net income of $5.6 million, or $0.43 per diluted share, for the third quarter of 2026, compared to $5.8 million, or $0.46 per diluted share, for the third quarter of 2025 and $3.8 million, or $0.30 per diluted share, for the second quarter of 2026.
•Adjusted Net Income(1) of $6.2 million, or $0.48 per diluted share, for the third quarter of 2026, compared to $5.8 million, or $0.46 per diluted share, for the third quarter of 2025.
•Adjusted EBITDA(1) of $29.6 million for the third quarter of 2026, representing a 42.2% year-over-year increase and an 18.2% sequential increase, driven by the first full quarter of Flatrock operations and continued organic growth.
•Returned $5.2 million to shareholders through dividends year to date, including the third-quarter dividend of $0.15 per share, and increased the fourth-quarter dividend to $0.16 per share.
Management Commentary and Outlook
“NGS delivered another record quarter, marking the first full quarter of financial contribution from Flatrock,” said Justin Jacobs, Chief Executive Officer. “During the third quarter, rental revenue increased 42% year over year, Adjusted EBITDA increased 42% year over year, and horsepower utilization remained strong at 88%. These results reflect the hard work and dedication of our field service technicians, whose focus on reliability, uptime, and customer service continues to drive our operating performance."
“Integration of Flatrock continues to advance, with significant operational progress made to date. The addition of Flatrock is accelerating several of our strategic initiatives, particularly efforts to improve operating efficiency and leverage the capabilities of our combined organization. With a full quarter of Flatrock contribution, rental adjusted gross margin remained strong at 62.2%."
“We continue to execute against our four strategic growth and value drivers. During the third quarter, we added more than 20,000 horsepower organically, bringing our year-to-date additions to approximately 43,000 horsepower. More recently, we entered into an agreement for the sale of our Tulsa fabrication facility for $4.75 million, consistent with our focus on monetizing non-core assets and investing capital in higher-return opportunities. The sale is expected to be completed by the end of November 2026."
“Our strong operating performance supports the increase in our full-year 2026 Adjusted EBITDA guidance to $105 million to $108 million, raising the midpoint of our outlook. We are also increasing our quarterly dividend to $0.16 per share, reflecting growing earnings and confidence in the cash-generating capacity of our business.”
Corporate Guidance — 2026 Outlook
The Company now expects 2026 Adjusted EBITDA of $105 million to $108 million, compared to prior guidance of $103 million to $108 million. The updated guidance reflects strong operating performance, continued success integrating Flatrock, high utilization, and organic fleet expansion, balanced with expected inflationary pressures during the remainder of 2026.

Outlook
FY 2026 Adjusted EBITDA	$105 million - $108 million
FY 2026 Growth Capital Expenditures	$60 million - $75 million
FY 2026 Maintenance Capital Expenditures	$15 million - $19 million
The Company has narrowed its 2026 growth capital expenditure guidance to $60 million to $75 million. The updated guidance excludes acquisition consideration and continues to reflect investments in large-horsepower units, including a significant number of electric motor drive compression units. Maintenance capital expenditure guidance remains unchanged at $15 million to $19 million.

Exhibit 99.1

The Company remains committed to disciplined capital allocation and investing in assets that generate attractive long-term returns. The Company's operating cash flow, $500 million credit facility, and significant borrowing capacity provide flexibility to fund organic growth, pursue accretive acquisitions, and return capital to shareholders.
Shareholder Returns
Quarterly Dividend: Our Board of Directors recently declared a quarterly cash dividend of $0.16 per share of common stock, payable on December 2, 2026, to stockholders of record at the close of business on November 19, 2026. The dividend represents a 6.7% increase from the third-quarter dividend of $0.15 per share and a 60% increase since the Company initiated its quarterly dividend at $0.10 per share in the third quarter of 2025.
Share Repurchase Program: The Company also has a $6.0 million share repurchase program in place, which expires in August 2027. No shares were repurchased during the third quarter of 2026.
2026 Third Quarter Financial Results
Revenue: Total revenue for the three months ended September 30, 2026, increased 41.1% to $61.3 million from $43.4 million for the three months ended September 30, 2025. This increase was primarily attributable to higher rental revenues for the comparable periods resulting from a full-quarter contribution from the Flatrock Acquisition, contracted fleet expansion, and continued pricing strength. Rental revenue increased 41.9% to $58.9 million from $41.5 million in the third quarter of 2025. As of September 30, 2026, we had 683,952 rented horsepower (1,529 utilized units) compared to 526,015 horsepower (1,235 utilized units) as of September 30, 2025, reflecting a 30.0% increase in total utilized horsepower.
Gross Margins and Adjusted Gross Margins(1): Total gross margins, including depreciation expense, increased to $23.3 million for the three months ended September 30, 2026, compared to $16.7 million for the same period in 2025. Total Adjusted Gross Margin, exclusive of depreciation expense, increased to $36.9 million for the three months ended September 30, 2026, compared to $25.8 million for the same period in 2025.
Operating Income: Operating income for the three months ended September 30, 2026, was $13.7 million compared to operating income of $10.8 million for the comparable 2025 period.
Net Income and Adjusted Net Income(1): Net income for the three months ended September 30, 2026, was $5.6 million, or $0.43 per diluted share, compared to net income of $5.8 million, or $0.46 per diluted share, for the comparable 2025 period and $3.8 million, or $0.30 per diluted share, for the three months ended June 30, 2026. The modest year-over-year decrease in net income was driven by strategic transaction costs and integration expenses of $0.8 million, attributable to the Flatrock Acquisition, largely offset by increases in rental revenue and the associated gross margin impact, including the full-quarter impact of the Flatrock Acquisition. Similarly, the sequential increase in net income was driven by increases in rental revenue and the associated gross margin impact, including the full-quarter impact of the Flatrock Acquisition and a reduction in strategic transaction costs and integration expenses attributable to the Flatrock Acquisition. Adjusted Net Income for the three months ended September 30, 2026, was $6.2 million, or $0.48 per diluted share, compared to Adjusted Net Income of $5.8 million, or $0.46 per diluted share, for the comparable 2025 period.
Cash Flows: For the three months ended September 30, 2026, cash flows provided by operating activities were $16.7 million, while cash flows used in investing activities were $25.9 million, including $25.9 million of capital expenditures, of which $20.6 million and $5.3 million represented growth and maintenance capital expenditures, respectively. This compares to cash flows from operating activities of $16.8 million and cash flows used in investing activities of $41.9 million for the comparable period in 2025.
Adjusted EBITDA(1): Adjusted EBITDA increased 42.2% to $29.6 million for the three months ended September 30, 2026, from $20.8 million for the same period in 2025. The increase was primarily attributable to higher rental revenue and rental adjusted gross margin, including the full-quarter contribution from the Flatrock Acquisition. Sequentially, Adjusted EBITDA increased 18.2% when compared to $25.1 million for the three months ended June 30, 2026.
Debt: Outstanding debt on our revolving credit facility as of September 30, 2026, was $340.0 million with $139.8 million of availability, reflecting the applicable borrowing base calculation. Our leverage ratio as of September 30, 2026, was 2.80x and our fixed charge coverage ratio was 3.84x. As of September 30, 2026, the Company was in compliance with all terms, conditions and covenants of the credit agreement.
(1)     For a definition of Adjusted Gross Margin, Adjusted Net Income and Adjusted EBITDA and reconciliation to their most directly comparable financial measures calculated and presented in accordance with GAAP, please see “Non-GAAP Financial Measures - Adjusted Gross Margin,” “Non-GAAP Financial Measures - Adjusted Net Income” and “Non-GAAP Financial Measures - Adjusted EBITDA” below.

Exhibit 99.1

Selected data (unaudited): The tables below show revenue by product line, gross margin and adjusted gross margin for the trailing five quarters. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenues
	Three months ended
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026
	(in thousands)
Rental	$41,502	$44,334	$47,115	$49,433	$58,886
Sales	471	844	491	980	911
Aftermarket services	1,428	971	861	988	1,459
Total	$43,401	$46,149	$48,467	$51,401	$61,256

	Gross Margin
	Three months ended
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026
	(in thousands)
Rental	$16,508	$16,346	$19,991	$19,597	$23,185
Sales	(75)	(134)	(250)	200	(183)
Aftermarket services	244	283	342	264	325
Total	$16,677	$16,495	$20,083	$20,061	$23,327

	Adjusted Gross Margin (1)
	Three months ended
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026
	(in thousands)
Rental	$25,532	$25,940	$30,025	$30,216	$36,603
Sales	23	(14)	(133)	316	(89)
Aftermarket services	273	304	356	279	338
Total	$25,828	$26,230	$30,248	$30,811	$36,852

	Adjusted Gross Margin %
	Three months ended
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026
Rental	61.5%	58.5%	63.7%	61.1%	62.2%
Sales	4.9%	(1.7)%	(27.1)%	32.2%	(9.8)%
Aftermarket services	19.1%	31.3%	41.3%	28.2%	23.2%
Total	59.5%	56.8%	62.4%	59.9%	60.2%

	Operating Statistics (at end of period):
	Three months ended
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026
Horsepower Utilized	526,015	562,676	574,969	669,919	683,952
Total Horsepower	625,686	662,542	661,872	758,526	779,093
Horsepower Utilization	84.1%	84.9%	86.9%	88.3%	87.8%

Units Utilized	1,235	1,245	1,243	1,521	1,529
Total Units	1,891	1,914	1,801	2,108	2,127
Unit Utilization	65.3%	65.0%	69.0%	72.2%	71.9%

Exhibit 99.1

Non-GAAP Financial Measure - Adjusted Net Income: “Adjusted Net Income” is a non-GAAP financial measure that we define as net income adjusted for nonrecurring interest income attributable to income tax refunds, impairments, nonrecurring restructuring charges, including severance, and costs directly attributable to strategic transactions and integration expenses, including for the Flatrock Acquisition, and income tax effects of these adjustments. We believe that Adjusted Net Income and Adjusted Net Income per share amounts provide meaningful supplemental information regarding our operational performance on a recurring basis.
The following tables reconcile our net income and diluted earnings per share, the most directly comparable GAAP financial measure, to Adjusted Net Income and Adjusted Net Income per diluted share:

	Three months ended
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026
	(in thousands)
Net income	$5,784	$4,102	$6,763	$3,830	$5,610
Interest income	—	(2,444)	—	(36)	—
Impairments	—	2,600	—	—	—
Strategic transaction costs and integration expenses	—	—	—	3,271	819
Income tax effects of adjustments	—	(47)	—	(1,001)	(221)
Adjusted Net Income	$5,784	$4,211	$6,763	$6,064	$6,208
Net income per diluted share	$0.46	$0.32	$0.53	$0.30	$0.43
Adjusted Net Income per diluted share	$0.46	$0.33	$0.53	$0.47	$0.48

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” as defined by us is total revenue less costs of revenues (excluding depreciation and amortization expense). Adjusted Gross Margin is included as a supplemental disclosure because it is a primary measure used by our management as it represents the results of revenue and costs (excluding depreciation and amortization expense), which are key components of our operations. Adjusted Gross Margin differs from gross margin, in that gross margin includes depreciation and amortization expense. We believe Adjusted Gross Margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation and amortization expense does not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. Rather, depreciation and amortization expense reflects the systematic allocation of historical property and equipment costs over their estimated useful lives.

Adjusted Gross Margin has certain material limitations associated with its use as compared to gross margin. These limitations are primarily due to the exclusion of depreciation and amortization expense, which is material to our results of operations. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and our ability to generate revenue. In order to compensate for these limitations, management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance. As an indicator of our operating performance, Adjusted Gross Margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Our Adjusted Gross Margin may not be comparable to a similarly titled measure of another company because other entities may not calculate Adjusted Gross Margin in the same manner.
The following table calculates our gross margin, the most directly comparable GAAP financial measure, and reconciles it to Adjusted Gross Margin:

	Three months ended
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026
	(in thousands)
Total revenue	$43,401	$46,149	$48,467	$51,401	$61,256
Costs of revenue, exclusive of depreciation	(17,573)	(19,919)	(18,219)	(20,590)	(24,404)
Depreciation allocable to costs of revenue	(9,151)	(9,735)	(10,165)	(10,750)	(13,525)
Gross margin	16,677	16,495	20,083	20,061	23,327
Depreciation allocable to costs of revenue	9,151	9,735	10,165	10,750	13,525
Adjusted Gross Margin	$25,828	$26,230	$30,248	$30,811	$36,852

Exhibit 99.1

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” is a non-GAAP financial measure that we define as net income (loss) before interest, taxes, depreciation and amortization, amortization of capitalized technology implementation costs reported in selling, general and administrative expense, as well as an increase in inventory allowance, impairments, retirement of rental equipment, nonrecurring restructuring charges including severance, costs directly attributable to strategic transactions and integration, including the Flatrock Acquisition and non-cash equity-classified stock-based compensation expenses. This term, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because: (i) it is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of Adjusted EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; (ii) it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating structure; and (iii) it is used by our management for various purposes, including as a measure of operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows: (i) Adjusted EBITDA does not reflect all our cash expenditures, future requirements for capital expenditures, or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (iii) Adjusted EBITDA does not reflect the cash requirements necessary to service interest or principal payments on our debt and finance leases; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any capital expenditures for such replacements.
The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026
	(in thousands)
Net income	$5,784	$4,102	$6,763	$3,830	$5,610
Interest expense	3,414	3,738	4,028	4,442	6,080
Interest income	—	(2,444)	—	(36)	—
Income tax expense	1,779	1,745	2,156	1,715	2,067
Depreciation and amortization	9,249	9,802	10,325	10,979	13,763
Amortization of technology implementation costs	—	—	—	—	274
Impairments	—	2,600	—	—	—
Inventory allowance	—	1,053	—	—	—
Retirement of rental equipment	—	—	412	—	—
Strategic transaction costs and integration expenses	—	—	—	3,271	819
Stock-based compensation	612	576	579	851	1,009
Adjusted EBITDA	$20,838	$21,172	$24,263	$25,052	$29,622

Exhibit 99.1

Conference Call Details: The Company will host a conference call to review its third-quarter results on Tuesday, November 10, 2026, at 8:30 a.m. ET (7:30 a.m. CT). To join the conference call, please visit the Investor Relations section of the Company’s website at www.ngsgi.com or dial in at (800) 550-9745 and enter conference ID 167298 at least five minutes prior to the scheduled start time. Callers wishing to participate in the question-and-answer session must use the dial-in number provided. A replay of the conference call will be available on the Company’s website following its conclusion.

About Natural Gas Services Group, Inc. (NGS): Natural Gas Services Group is a leading provider of natural gas and electric compression equipment, technology, and services to the energy industry. The Company rents, designs, installs, services, and maintains natural gas and electric compressors for oil and natural gas production and processing facilities, using equipment from OEM suppliers with fabrication and assembly completed by third-party contractors. The Company is headquartered in Southlake, Texas, with administrative offices in Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:
Greg Wright, Investor Relations
(432) 262-2700
IR@ngsgi.com
www.ngsgi.com

Exhibit 99.1

Forward-Looking Statements
This Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and information pertaining to us, our industry and the oil and gas industry that is based on the beliefs of our management, as well as assumptions made by and information currently available to our management. All statements, other than statements of historical facts contained in this Release, including statements regarding our future financial position, growth strategy, budgets, projected costs, plans and objectives of management for future operations, are forward-looking statements. We use the words “may,” “will,” “expect,” “anticipate,” “estimate,” “guidance,” “forecast,” “believe,” “might,” “continue,” “intend,” “plan,” “project,” “budget” and other similar words to identify forward-looking statements.
These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of the Company. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to Adjusted EBITDA growth, projected capital expenditures, returns on invested capital, fundamentals of the compression industry and related oil and gas industry, valuations, compressor demand assumptions and overall industry outlook, the anticipated benefits of the Flatrock Acquisition, expected synergies from the acquisition, the expectation that the acquisition will be immediately and meaningfully accretive, and the ability of the Company to capitalize on any potential opportunities.
While the Company believes that the assumptions concerning future events are reasonable, investors are cautioned that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Some of these factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to:
•conditions in the oil and gas industry, including the supply and demand for oil and gas and volatility in the prices of oil and gas;
•changes in general economic and financial conditions, inflationary pressures, the potential for economic recession in the U.S., tariffs and trade restrictions, including the imposition of new and higher tariffs on imported goods and retaliatory tariffs implemented by other countries on U.S. goods, and the potential effects on our financial condition, results of operations and cash flows;
•our reliance on major customers;
•failure of projected organic growth due to adverse changes in the oil and gas industry, including depressed oil and gas prices, oppressive environmental regulations and competition;
•integration of the Flatrock Acquisition with our business;
•our inability to achieve increased utilization of assets, including rental fleet utilization and monetizing other non-cash balance sheet assets;
•failure of our customers to continue to rent equipment after expiration of the primary rental term;
•our ability to economically develop and deploy new technologies and services, including technology to comply with health and environmental laws and regulations;
•failure to achieve accretive financial results in connection with any acquisitions we may make;
•fluctuations in interest rates;
•our ability to make dividends, distributions and share repurchases;
•changes in regulation or prohibition of new or current well completion techniques;
•competition among the various providers of compression services and products;
•changes in safety, health and environmental regulations;
•changes in economic or political conditions in the markets in which we operate;
•the inherent risks associated with our operations, such as equipment defects, malfunctions, natural disasters and adverse changes in customer, employee and supplier relationships;
•our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our debt;
•inability to finance our future capital requirements and availability of financing;
•cybersecurity threats, including increased use of artificial intelligence and other emerging technologies;
•capacity availability, costs and performance of our outsourced compressor fabrication providers and overall inflationary pressures;
•impacts of world events, such as acts of terrorism, the conflicts in Iran, Ukraine, Venezuela and in the greater Middle East, and significant economic disruptions and adverse consequences resulting from possible long-term effects of potential pandemics and other public health crises; and
•general economic conditions.
In addition, these forward-looking statements are subject to other various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)
	September 30, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$708	$—
Trade accounts receivable, net of provision for credit losses	24,600	18,497
Inventory, net of allowance for obsolescence	30,533	20,647
Income taxes receivable and prepayments	173	14,056
Prepaid expenses and other	2,258	1,696
Assets held for sale	12,506	2,227
Total current assets	70,778	57,123
Long-term inventory, net of allowance for obsolescence	—	—
Rental equipment, net of accumulated depreciation	634,472	498,525
Property and equipment, net of accumulated depreciation	11,759	20,519
Goodwill	825	—
Intangible assets, net of accumulated amortization	1,082	—
Other assets	14,098	10,619
Total assets	$733,014	$586,786
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,592	$14,048
Accrued liabilities	18,303	10,462
Total current liabilities	28,895	24,510
Long-term debt	340,000	230,000
Deferred income taxes	58,875	52,530
Other long-term liabilities	6,027	5,030
Total liabilities	433,797	312,070
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock, 30,000 shares authorized, par value $0.01; 14,214 and 13,883 shares issued, respectively	142	138
Additional paid-in capital	134,346	120,811
Retained earnings	179,733	168,771
Treasury shares, at cost, 1,310 shares for each of the periods presented, respectively	(15,004)	(15,004)
Total stockholders’ equity	299,217	274,716
Total liabilities and stockholders’ equity	$733,014	$586,786

Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue:
Rental	$58,886	$41,502	$155,434	$119,992
Sales	911	471	2,382	3,148
Aftermarket services	1,459	1,428	3,308	3,026
Total revenue	61,256	43,401	161,124	126,166
Cost of revenues (excluding depreciation and amortization):
Rental	22,283	15,970	58,590	46,338
Sales	1,000	448	2,288	3,375
Aftermarket services	1,121	1,155	2,335	2,146
Total cost of revenues (excluding depreciation and amortization)	24,404	17,573	63,213	51,859
Selling, general and administrative expenses	9,370	5,870	25,789	16,702
Depreciation and amortization	13,763	9,249	35,067	26,854
Inventory allowance	—	—	—	61
Retirement of rental equipment	—	—	412	728
Gain on disposition of assets, net	(27)	(46)	(98)	(224)
Total operating costs and expenses	47,510	32,646	124,383	95,980
Operating income	13,746	10,755	36,741	30,186
Other income (expense):
Interest expense	(6,080)	(3,414)	(14,550)	(9,827)
Interest income	—	—	36	—
Other income (expense), net	11	222	(86)	325
Total other expense, net	(6,069)	(3,192)	(14,600)	(9,502)
Income before income taxes	7,677	7,563	22,141	20,684
Provision for income taxes	(2,067)	(1,779)	(5,938)	(4,858)
Net income	$5,610	$5,784	$16,203	$15,826
Earnings per share:
Basic	$0.43	$0.46	$1.27	$1.26
Diluted	$0.43	$0.46	$1.26	$1.25
Weighted average shares outstanding:
Basic	12,902	12,544	12,718	12,529
Diluted	13,043	12,685	12,872	12,679

Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,610	$5,784	$16,203	$15,826
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,763	9,249	35,067	26,854
Inventory allowance	—	—	—	61
Retirement of rental equipment	—	—	412	728
Gain on the disposition of assets, net	(27)	(46)	(98)	(224)
Amortization of technology implementation costs	274	—	274	—
Amortization of debt issuance costs	502	332	1,197	838
Deferred income taxes	2,096	1,789	6,028	4,800
Stock-based compensation	1,009	612	2,439	1,550
Provision for credit losses	21	33	109	241
(Gain) loss on company owned life insurance	31	(40)	134	(57)
Changes in operating assets and liabilities:
Trade accounts receivable	(2,596)	99	(3,459)	1,775
Inventory	(1,423)	(3,174)	(2,993)	(3,518)
Prepaid expenses, income taxes receivable and prepayments	1,015	600	13,503	(1,297)
Accounts payable and accrued liabilities	(3,813)	3,374	(1,542)	3,887
Other	287	(1,813)	(2,058)	(2,402)
NET CASH PROVIDED BY OPERATING ACTIVITIES	16,749	16,799	65,216	49,062
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of rental equipment, property and other equipment	(25,920)	(41,861)	(59,953)	(86,926)
Acquisition, net of cash acquired	—	—	(108,680)	—
Proceeds received from insurance for damages to equipment	—	(3)	—	96
Proceeds from disposition of assets, net	1	5	38	9
NET CASH USED IN INVESTING ACTIVITIES	(25,919)	(41,859)	(168,595)	(86,821)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility borrowings	34,500	27,000	169,000	48,122
Repayments of credit facility borrowings	(22,500)	(1,000)	(59,000)	(10,122)
Payments of other long-term liabilities	(183)	—	(183)	—
Payments of debt issuance costs	(136)	(91)	(1,204)	(1,278)
Proceeds from exercise of stock options	58	80	1,086	155
Payment of dividends	(1,935)	(1,254)	(5,214)	(1,254)
Taxes paid related to net share settlement of equity awards	(10)	—	(398)	(6)
NET CASH PROVIDED BY FINANCING ACTIVITIES	9,794	24,735	104,087	35,617
NET CHANGE IN CASH AND CASH EQUIVALENTS	624	(325)	708	(2,142)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	84	325	—	2,142
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$708	$—	$708	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$5,662	$3,685	$13,018	$10,722
Income taxes paid, net of (refunds) received	$20	$188	$(11,621)	$204
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Transfer of property and equipment to assets held for sale	$1,520	$—	$10,279	$2,227
Accrued purchases of property and equipment	$(555)	$(314)	$2,412	$6,940
Right of use assets acquired through an operating lease	$—	$1,053	$1,632	$1,053
Common stock issued in connection with acquisition	$—	$—	$9,999	$—
Common stock issued to settle liability-classified awards	$—	$—	$413	$—